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Exhibit 3.18

CERTIFICATE OF FORMATION

OF

LNT LEASING II, LLC

A LIMITED LIABILITY COMPANY

FIRST: The name of the limited liability company is:

LNT LEASING II, LLC

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle 19808, and its registered agent at such address is CORPORATION SERVICE COMPANY.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this fourth day of December, A.D. 2001.

/s/ BRANDON LARAMORE Authorized Person BRANDON LARAMORE

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CERTIFICATE OF FORMATION OF LNT LEASING II, LLC A LIMITED LIABILITY COMPANY